                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY
-------------------------

                                         CONTACT:
                                         CATHERINE M. BIFFIGNANI
                                         VICE PRESIDENT, INVESTOR RELATIONS
                                         314-645-6600

                                                [KV PHARMACEUTICAL logo]
FOR IMMEDIATE RELEASE



  KV PHARMACEUTICAL COMPANY REPORTS RECORD REVENUES FOR FISCAL 2005 SECOND
                           QUARTER AND SIX MONTHS

      TOTAL REVENUES FOR BOTH THREE MONTH AND SIX MONTH PERIODS UP 12%

   THER-RX BRANDED REVENUES UP 33% FOR SECOND QUARTER AND 21% YEAR-TO-DATE

               ALL THREE BUSINESS UNITS REPORT INCREASED SALES

St. Louis, MO, November 1, 2004 -- KV Pharmaceutical Company (NYSE: KVa/KVb) today reported results for the second quarter and first six months of fiscal 2005 ended September 30, 2004.

Revenues for the second quarter increased 12% to $79.3 million, compared to $71.0 million for the second quarter of fiscal 2004. The Company reported a 33% increase in revenues at its Ther-Rx branded drug unit and a 5% increase at its ETHEX generic/non-branded unit, compared with the prior year quarter. Gross profit for the second quarter increased to $52.5 million, up $5.6 million, or 12% over the prior year's quarter, due primarily to higher profit associated with Ther-Rx branded product sales representing 28% of total corporate revenues versus 24% of revenues for the second quarter of fiscal 2004.

Net income improved to $12.7 million for the second quarter of fiscal 2005, compared with $12.2 million in the prior year's quarter. Diluted earnings per share were $0.25 for the fiscal 2005 quarter, compared to $0.24 for the second quarter of fiscal 2004, an increase of 4%.

Revenue for the fiscal 2005 six-month period improved 12% to $145.4 million, compared to $130.4 million for the first six months of fiscal 2004, as the Ther-Rx branded drug unit experienced 21% growth in revenues and the ETHEX generic/non-branded unit grew 9%, compared with the prior year period. Gross profit for the six month period increased to $94.8 million, or $9.6 million, reflecting an 11% growth over the prior year's comparable period.

Net income for the six month period was $20.2 million, compared with net income of $20.8 million for the first six months of fiscal 2004. Diluted earnings per share for the first six months of fiscal 2005 were $0.40, down 2% compared to $0.41 for the prior year six month period.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer, commented, "KV reported solid revenue growth across all business units. Performance was led by the Ther-Rx brand unit, which contributed 28% of total corporate revenues compared with 24% of revenues for the second quarter of fiscal 2004. Ther-Rx's performance is being driven by its leading position in the prenatal vitamin prescription market, and new prescription growth of 119% for Ther-Rx's hematinic products. At ETHEX, an active new product pipeline has yielded four ANDA product approvals that have been received to date during fiscal 2005, with additional products still anticipated to receive approval throughout the remainder of fiscal 2005.



SECOND QUARTER HIGHLIGHTS

o Introduction of PrimaCare(R) ONE - first prenatal containing essential fatty acids (EFA's) to offer the convenience of one-dose-per-day dosage form. PrimaCare(R) ONE is a proprietary line extension to Ther-Rx's PrimaCare(R) nutritional product, one of the fastest growing prescription prenatal products in the branded marketplace.

o Announcement of the second approval of Gynazole-1(R) from international licensing activities with Ferring, Inc. of Canada. Canada is the second of more than 50 international markets in which KV has licensing agreements for Gynazole-1(R) to grant approval of the product.

o Approval from the U.S. Food and Drug Administration for the marketing of Fluticasone Propionate Cream 0.05%. This product is being marketed through the Company's ETHEX Corporation. Fluticasone Propionate Cream 0.05% is AB rated to the brand Cutivate(R) marketed by GlaxoSmithKline, and is indicated for the relief of inflammatory and pruritic manifestations of corticosteroid responsive dermatoses in adults.

o Absorption of a 54% increase in R&D Expenses over last year's second quarter is reflective of anticipated increases in spending for clinical studies in progress within our internal ANDA and NDA pipeline. The Company is expecting its second NDA approval in the third or fourth quarter of fiscal 2005.

o The growth in revenues and earnings were achieved despite higher selling and marketing expenses to support the continued expansion of the Company's Ther-Rx subsidiary. Ther-Rx selling and marketing expenses were up 21% over the prior year period reflecting increases in the branded sales force.

o Resolution of several pending legal matters involving the Company including:

                  King Pharmaceutical's dismissal of Paragraph IV litigation on Levoythyroxine without any payment or liability by KV.

                  Merck & Co. notifying KV that it would not file suit against KV based on KV's submission of an ANDA containing a Paragraph IV patent certification seeking approval to market a generic version of Sinemet SR (carbidopa and levodopa extended release tablets) 25mg/100mg before the expiration in June 2006 of the patents listed in the Orange Book for that product.

                  The settlement of all litigation claims between KV and Healthpoint. The settlement clears all previously pending claims without any admission of liability.

                  KV's report that the U.S. District Court for the Eastern District of Missouri had entered an order dismissing the case filed against KV by Biovail Laboratories, Inc., without any payment or liability by KV, in which Biovail accused KV of patent infringement relating to Tiazac(R) (diltiazem HCl extended release capsules).

OPERATING HIGHLIGHTS:

Ther-Rx Corporation
-------------------

Revenues for the Ther-Rx branded marketing division increased 33% for the quarter to $22.4 million, compared with $16.9 million for the second quarter of fiscal 2004 and increased 21% for the six-month period to $38.3 million, compared with $31.7 million in the prior year period.

During the second quarter, total filled prescriptions for Gynazole-1(R) grew 13% from the prior quarter, marking the highest quarter over quarter growth in 13 quarters. Total filled prescriptions grew this quarter over the year ago period by 57,400 scripts representing the highest volume growth in three years. Gynazole-1(R) continues to be the fastest growing product in the prescription vaginal anti-fungal market for the 11th straight quarter.

Ther-Rx prenatal vitamins now comprise 40% of all branded prenatal vitamin scripts filled for the current quarter. This is more than double the nearest competing prenatal vitamin franchise. For the fourth consecutive quarter, PreCare(R) Caplet again had the highest market share among filled branded prenatal prescription products. Total filled prescriptions for PrimaCare(R) grew 40% from the year ago period and continues to be the #1 filled prescription EFA prenatal vitamin in the United States. After only five months on the market, PrimaCare(R) ONE already has 20,100 new prescriptions filled.

The Company's hematinic business continues to grow. Ther-Rx's hematinic business showed new prescriptions growing 119% this quarter versus the year ago period. This marks the greatest growth experienced by both Niferex(R) and Chromagen(R) in over four years. The Niferex(R) business saw new scripts filled grow by 93% this quarter compared to the year ago period and the Chromagen(R) franchise saw new prescriptions filled grow by 142% this quarter compared to the same period of the prior year. Chromagen(R) is the #1 prescribed branded oral prescription hematinic product in the United States.

ETHEX Corporation
-----------------

Revenues for the Company's specialty generic/non-branded business increased 5% for the second quarter to $51.1 million, compared with $48.8 million for the second quarter of fiscal 2004. For the first six-months of fiscal 2005, ETHEX revenues were $96.6 million, a 9% improvement over revenues of $88.2 million in the prior year period.

Revenue growth in both periods was led by strong results from the cardiovascular and pain management categories. ETHEX has had four ANDA product approvals to date during fiscal 2005 including Carbidopa & Levodopa ER Tablets, 50/200 mg, Morphine 15 mg and 60 mg ER Tablets and Fluticasone 0.05% cream and expects to see additional product approvals throughout the remainder of the fiscal year.

Particle Dynamics, Inc.
-----------------------

During the second quarter of fiscal 2005, sales of specialty, value-added raw material products improved 17% to $5.0 million, compared with $4.3 million in the second quarter of fiscal 2004. This increase was due to successful new product launches into the over-the-counter marketplace. For the first six months, sales grew by 11.0% to $9.1 million, compared to $8.2 million in the first six months of fiscal 2004. The Company expects to see continued increases in revenues through the second half of the fiscal year boosted by new product introductions and a slight recovery in the nutritional supplements market.

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops and markets technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2003 issue and one of Business Week's "Hot Growth Companies" in the June 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

                                 SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals including timing; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its branded power with product innovation promotional programs and new advertising; (12) risks that the Company may not ultimately prevail in its Paragraph IV litigation and that any period of exclusivity may not in fact be realized;
(13) risks that there may not be a recovery in the nutritional supplements business; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

                          (Financial Tables Follow)



                                             KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED FINANCIAL RESULTS

                                          (unaudited; in thousands, except per share data)

===================================================================================================================================
                                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                   THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                                      SEPTEMBER 30,                          SEPTEMBER 30,
                                                           ---------------------------------      -------------------------------
                                                               2004               2003                2004               2003
=================================================================================================================================
Net revenues..........................................      $ 79,322           $ 71,019            $145,409           $130,398
Cost of sales.........................................        26,856             24,140              50,590             45,129
                                                           ----------------------------------------------------------------------
Gross profit..........................................        52,466             46,879              94,819             85,269
                                                           ----------------------------------------------------------------------
Operating expenses:
     Research and development.........................        6,201              4,028              10,825              9,570
     Selling and administrative.......................       25,700             23,171              49,831             40,893
     Amortization of intangible assets................        1,148              1,113               2,270              2,224
     Litigation.......................................         (843)            (1,700)               (843)            (1,700)
                                                           ----------------------------------------------------------------------
         Total operating expenses.....................       32,206             26,612              62,083             50,987
                                                           ----------------------------------------------------------------------

Operating income......................................       20,260             20,267              32,736             34,282
                                                           ----------------------------------------------------------------------

Other expense (income):
     Interest expense.................................        1,588              1,700               3,034              2,785
     Interest and other income........................         (919)              (411)             (1,432)              (773)
                                                           ----------------------------------------------------------------------
         Total other expense (income), net............          669              1,289               1,602              2,012
                                                           ----------------------------------------------------------------------
Income before income taxes............................       19,591             18,978              31,134             32,270
Provision for income taxes............................        6,915              6,737              10,897             11,456
                                                           ----------------------------------------------------------------------

Net income............................................     $ 12,676           $ 12,241            $ 20,237           $ 20,814
                                                           ======================================================================

Net income per Common share - diluted.................     $   0.25           $   0.24            $   0.40           $   0.41
                                                           ======================================================================

Average shares outstanding - diluted..................       50,552             50,655              50,741             51,223

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



                                            CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                                     2004               2003
=================================================================================================================================
Balance Sheet Information (as of September 30)
     Cash and cash equivalents..............................................................      $ 195,090           $235,587
     Receivables, net.......................................................................         76,004             53,682
     Inventory, net.........................................................................         51,275             53,479
     Prepaid and other current assets.......................................................         10,137              4,285
     Deferred tax asset.....................................................................              -             13,510
                                                                                                 --------------------------------
         Total current assets...............................................................        332,506            360,543
     Property and equipment, net............................................................        104,553             65,602
     Intangible assets and goodwill.........................................................         79,599             81,663
     Other assets...........................................................................         13,210             10,808
                                                                                                 --------------------------------
                                                                                                  $ 529,868           $518,616
                                                                                                 ================================

     Current liabilities....................................................................      $  31,323           $ 60,729
     Long-term debt and other long-term liabilities.........................................        219,342            224,907
     Shareholders' equity...................................................................        279,203            232,980
                                                                                                 --------------------------------
                                                                                                  $ 529,868           $518,616
                                                                                                 ================================

     Working capital........................................................................      $ 301,183           $299,814
     Working capital ratio..................................................................      10.6 to 1           5.9 to 1
     Debt to equity ratio...................................................................       .78 to 1           .97 to 1


Cash Flow Information (six months ended September 30)
      Net cash provided by (used in):
         Operating activities..............................................................       $    211            $16,835
         Investing activities..............................................................        (32,526)           (22,380)
         Financing activities..............................................................            494            144,844
                                                                                                 --------------------------------
     Increase in cash and cash equivalents.................................................        (31,821)           139,299
     Cash and cash equivalents, beginning of year..........................................        226,911             96,288
                                                                                                 --------------------------------
     Cash and cash equivalents, end of period..............................................      $ 195,090           $235,587
                                                                                                =================================

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


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